Exhibit 2.3

ASSET PURCHASE AGREEMENT*

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into and effective as of this 22nd day of February, 2013 (the “Effective Date”), by and among Dania Entertainment Center, LLC, a Delaware limited liability company (“BUYER”), and The Aragon Group, a Florida general partnership, and Summersport Enterprises, LLC, a Florida limited liability company (collectively, “SELLER”) (BUYER and SELLER are collectively referred to herein as the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Asset Purchase Agreement dated April 29, 2011 (as amended, the “APA”) pursuant to which SELLER contracted to sell, transfer, assign, convey and deliver to BUYER, and BUYER agreed to buy and accept, on an “As Is, Where Is” basis, at the Closing, all of SELLER’S right, title and interest in and to the Acquired Assets, and assume the Assumed Liabilities, relating to the jai alai and related gaming operations conducted at the Pari-mutuel facility generally known as “Dania Jai Alai,” located in Dania Beach, Broward County, Florida (301 E. Dania Beach Boulevard, Dania Beach, FL 33004);

WHEREAS, SELLER terminated the APA on November 28, 2011, under Section 7.01(a)(iv) and Section 7.01(a)(v) of the APA, and as a result, the APA has no further force and effect;

WHEREAS, BUYER filed a lawsuit on November 28, 2011 captioned Dania Entertainment Center, LLC, v. The Aragon Group and Summersport Enterprises, LLC, Case No. CACE 11-29313 (7) (in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida) (the “Lawsuit”);

WHEREAS, the Parties mutually agreed to settle the lawsuit and entered into a Settlement Agreement dated February 22, 2013, which contemplates, among other things, the Parties’ execution and delivery of this Agreement upon BUYER’s timely payment of the “Option Payment” (as such term is defined in the Settlement Agreement);

WHEREAS, SELLER wishes to sell, transfer, assign, convey and deliver to BUYER, and BUYER wishes to buy and accept, on an “As Is, Where Is” basis, at the Closing, all of SELLER’S right, title and interest in and to the Acquired Assets, and assume all of the Assumed Liabilities, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.    Incorporation: The foregoing Recitals are true and correct and are hereby incorporated into this Agreement as if the same were fully set forth herein.

______________________________________________________________________________
* Exhibits, schedules and similar attachments to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Any omitted exhibit, schedule or similar attachment will be furnished supplementally to the SEC upon request.

FTL_ACTIVE 4301945.8    E-1

Exhibit 2.3

2.    Definitions:    Except as otherwise specifically provided in this Agreement, all capitalized terms not otherwise defined herein that are defined terms in the APA (including in Annex A thereto) shall have the respective meanings as set forth in the APA (including in such Annex A). For purposes of this Agreement and the Sale Transaction (as hereinafter defined), (i) the terms “Closing” and/or “Closing Date”, which appear in the terms “Acquired Assets”, “Assumed Liabilities”, “Excluded Assets” and “Effective Time” under the APA shall have the meanings assigned to them in this Agreement and not the APA; (ii) any references to Section 2.14 of the APA in any defined term in the APA that is used in this Agreement shall be deemed replaced by Paragraph 3(b) of this Agreement, and (iii) the term “Assumed Liabilities” shall include, in addition to those items included in the definition of Assumed Liabilities in the APA, any and all Transfer Taxes, so that BUYER shall be responsible for and shall pay any and all Transfer Taxes arising out of or in connection with the Sale Transaction. The exception for Transfer Taxes set forth in clause (vi) of the definition of Assumed Liabilities in the APA shall be deleted, and for purposes of this Agreement, such clause shall read as follows: “all sales, transfer and similar Taxes and fees that arise in connection with the sale of the Acquired Assets by SELLER to BUYER, including without limitation, any and all Transfer Taxes.”

3.    Sale and Purchase of Acquired Assets and Assumption of Assumed Liabilities:

(a)    Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), SELLER shall sell and deliver to BUYER, on an “As Is, Where Is, and With All Faults” basis, SELLER’S right, title and interest in and to the Acquired Assets which exist at the time of the Closing, with the exception of the Excluded Assets and the Excluded Liabilities. At the Closing, BUYER shall purchase and accept from SELLER on an “As Is, Where Is, and With All Faults” basis, all of SELLER’S right, title and interest in and to the Acquired Assets which exist at the time of the Closing, with the exception of the Excluded Assets and the Excluded Liabilities. At the Closing, BUYER shall assume and be responsible for all of the Assumed Liabilities. BUYER agrees to indemnify and hold harmless SELLER Indemnified Parties from and against any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnified Parties based on or arising out of any Assumed Liabilities. Notwithstanding anything to the contrary contained in this Agreement, SELLER shall retain, and there shall be excluded from the sale, transfer, assignment and delivery to BUYER hereunder, any and all Excluded Assets and Excluded Liabilities.

(b)    To the extent that the assignment of any Assumed Contracts or Licenses and Permits to be assigned to BUYER pursuant to this Agreement requires the consent, approval or other authorization of any other Person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach or violation of such Assumed Contracts or Licenses and Permits. BUYER shall be responsible for obtaining any and all consents, approvals or other authorizations necessary to assign any such Assumed Contracts and Licenses and Permits (including, without limitation, the Pari-Mutuel Permits and any liquor license(s)) on the Closing Date (as hereinafter defined), and BUYER shall use best efforts to obtain any and all such consents, approvals and other authorizations on or prior to the Closing Date; provided however that notwithstanding anything contained in this Agreement, the APA or any other agreement or document to the contrary: (i) except as provided in clause (iii) of this paragraph or Paragraph 10 below, in no event shall SELLER have any duty or obligation (including, without limitation, any obligation that may be imposed by any of the defined terms of the APA that are used in this Agreement) to use

FTL_ACTIVE 4301945.8    E-2

Exhibit 2.3

any commercially reasonable or other efforts to obtain any consent, approval or other authorization that may be required in order for SELLER to assign the Assumed Contracts or any Licenses and Permits to BUYER; (ii) the failure by BUYER to obtain any such consent, approval or authorization shall excuse BUYER, at its election to be exercised in its sole discretion, from Closing the Sale Transaction, and in such event, Escrow Agent shall pay the Option Payment to SELLER and SELLER shall be entitled to retain the same as its sole and exclusive remedy; and (iii) SELLER shall, upon the request of BUYER, execute and deliver any and all documents as may be reasonably required to cause the Division to transfer the Pari-Mutuel Permits to BUYER and shall promptly respond to any requests for information from the Division with respect thereto.

4.    Purchase Price:

(a)    The Purchase Price for the Acquired Assets shall be SIXTY-FIVE MILLION FIVE HUNDRED THOUSAND AND NO/100 UNITED STATES DOLLARS (US $65,500,000.00)] (the “Purchase Price”), plus or minus pro-rations as provided herein.

(b)    SELLER agrees to transfer and sell, and BUYER agrees to acquire and purchase, the SELLER’S cash on hand at the Facility (including cage cash, drop boxes, valet register and other cash on hand at the Facility) as of 12:01 AM ET on the Closing Date (the "Cash on Hand"). The Purchase Price shall be increased by the amount of the Cash on Hand, and such increased amount of the Purchase Price that reflects the amount of Cash on Hand shall be payable at the Closing in immediately available U.S. federal funds by wire transfer to a bank account designated in writing by SELLER. BUYER and SELLER will mutually designate individuals who will jointly count and mutually agree on the balance of the Cash on Hand.

(c)    BUYER and SELLER shall apportion as of 11:59 p.m. of the day preceding the Closing Date, the items hereinafter set forth.  Any errors or omissions in computing apportionments at Closing shall be promptly corrected.  The obligations set forth in subparagraph (c) shall survive the Closing.  The items to be adjusted are:

(i) City, state, county, school, ad valorem taxes and other assessments for the fiscal year of sale (such apportionment shall be based upon the latest millage rate and assessment available with maximum discount taken); should such proration be inaccurate based on the actual ad valorem tax bill, if the same has not been received by the Closing Date, either party may demand after the Closing Date, and shall be entitled to receive upon demand, a payment correcting any misapportionment favoring the other party.

(ii) All base rent, common area maintenance charges, percentage rent, additional rent and/or similar charges (collectively, “Rents”) under the leases that constitute Assumed Contracts, to the extent collected by the SELLER with respect to any lease periods that occur on and after the Closing Date.  To the extent that SELLER receives any Rents after the Closing that are attributable to the period on or after the Closing, all such Rents shall be paid to BUYER.  To the extent that BUYER receives any Rents after the Closing that are attributable to the period prior to the Closing, all such Rents shall be paid to SELLER.

FTL_ACTIVE 4301945.8    E-3

Exhibit 2.3

(iii) The amount of rents, taxes and charges for sewer, water, telephone, electricity and other utilities relating to the Acquired Assets; and

(iv) Subject to the provisions of clauses (d) and (e) of this Paragraph 4, all other items normally pro rated or adjusted in connection with similar transactions.

(d)      BUYER will pay:

(i)
The fees and disbursements of BUYER’s counsel (including in connection with the preparation, negotiations, consummation or performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby), and all of its due diligence inspections and professionals, including inspecting architect, engineer, environmental consultant and other consultants, if any;

(ii)	Any closing escrow fees payable to the Title Company;

(iii)	The cost of the Owner’s and Mortgagee’s Title Policy(ies) and all endorsements;

(iv)	The cost of the Survey;

(v)
All costs of any financing obtained by BUYER including, without limitation, title charges and premiums, recording fees and charges and taxes related thereto, provided BUYER’s obligation to close shall not be subject to BUYER’s receipt of financing;

(vi)
The cost of the title search, commitment and/or other search fees and expenses, UCC, bankruptcy, judgment, litigation, lien and similar search fees and expenses and all other costs and expenses of the Title Company;

(vii)	All recording fees and charges on the Deed or any other documents that are recorded in connection with the Closing;

(viii)
Any fees investigative or consultant fees incurred by BUYER as part of its due diligence efforts, whether occurring before, during, or after the Closing Date, including those incurred through a consultant of SELLER, unless SELLER has expressly agreed in writing to assume such cost without reimbursement from BUYER;

(ix)	the real estate transfer, stamp or documentary tax (the “Transfer Taxes”) imposed on the Deed for purposes of transferring the Real Property to BUYER; and

(x)	Any other fees or costs related to the purchase of the Acquired Assets not expressly agreed to be paid by SELLER as set forth in subparagraph (e) below.

(e)     SELLER will pay the fees and disbursements of SELLER’s counsel (including in connection with the preparation, negotiations, consummation or performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby).

FTL_ACTIVE 4301945.8    E-4

Exhibit 2.3

(f)    On or prior to Closing, the BUYER and the SELLER shall in good faith determine the proper allocations of the Purchase Price among the Acquired Assets and the Assumed Liabilities (the “Allocation Statement”). BUYER and SELLER agree to report the allocation of the Purchase Price consistent with the Allocation Statement for purposes of the filing of all Tax Returns.

5.    Option Payment: The Parties acknowledge that the Settlement Agreement provides that the Option Payment is required to be paid simultaneously with the execution and delivery of this Agreement. The Option Payment shall be held in escrow by Gunster, Yoakley & Stewart, P.A., as escrow agent (“Escrow Agent”) in an interest bearing account in accordance with the Escrow Agreement attached hereto as Exhibit C, which shall be executed by SELLER, BUYER and Escrow Agent simultaneously with this Agreement. At the Closing, the Option Payment, together with all accrued interest thereon, shall be applied to the Purchase Price and be deemed to be a payment of a portion of the Purchase Price in the amount equal to FOUR MILLION AND NO/100 UNITED STATES DOLLARS (US $4,000,000.00). In addition, at the Closing, the amount previously paid to SELLER under the APA in the amount of $7,000,000.00 (the “APA Payment”) shall be applied to the Purchase Price and be deemed to be a payment of a portion thereof in such amount. In the event that the Sale Transaction is not consummated for any reason or this Agreement is terminated by BUYER or SELLER or expires for any reason, the Option Payment, together with all accrued interest, shall, unless otherwise expressly provided in Paragraph 8(e) below or elsewhere in this Agreement, be paid to SELLER by Escrow Agent without any deduction, offset, repayment, return, defeasance or forfeiture of any kind whatsoever, as such Option Payment was paid in consideration of and deemed fully earned upon the execution of the Settlement Agreement. For the purposes of this Agreement, the term “Option Payment” shall be deemed to include any accrued interest thereon.

6.    Closing: The closing (the “Closing”) of the purchase, sale and assumption transaction contemplated under this Agreement (the “Sale Transaction”) shall be held at the offices of SELLER’S counsel, Gunster, Yoakley & Stewart, P.A., 450 E. Las Olas Boulevard, Suite 1400, Fort Lauderdale, FL 33301, commencing at or before 10:00 a.m., EST, on May 24, 2013 (the “Closing Date”). At the Closing, BUYER shall pay and deliver the Purchase Price (less an amount equal to the Option Payment and the APA Payment, plus an amount equal to the Cash on Hand), plus or minus pro-rations as provided in Paragraph 4 above, to SELLER in cash by wire transfer of immediately available U.S. federal funds to a bank account designated in writing by SELLER. At the Closing, SELLER shall deliver to BUYER the following documents:

(a) A bill of sale (the “Bill of Sale”), as executed by SELLER, in substantially the form of Annex A hereto;

(b) An assignment and assumption agreement (the “Assignment and Assumption Agreement”), as executed by SELLER, in substantially the form attached hereto as Annex B;

(c) A special warranty deed (the “Deed”), as executed by The Aragon Group, in substantially the form of Annex C hereto;

FTL_ACTIVE 4301945.8    E-5

Exhibit 2.3

(d) An Affidavit of SELLER, as executed by an authorized representative of The Aragon Group, in substantially the form attached hereto as Annex D; and

(e) Resolutions and consents from The Aragon Group as may be reasonably required by Fidelity National Title Insurance Company or the BUYER in order to evidence The Aragon Group’s authority to convey the Real Property and the other Acquired Assets as set forth herein.

(f) A certificate stating that SELLER’s representations and warranties set forth in Paragraph 8(b) below (assuming that the same are still effective (i.e., BUYER has not directly or indirectly caused the same to be untrue or incorrect)) are materially true and correct as of the Closing Date.

(g) A closing statement containing the Purchase Price, increased by the Cash on Hand, and crediting BUYER with the Option Payment and the APA Payment, subject to pro-rations as provided in Paragraph 4 above.

At the Closing, BUYER shall deliver to SELLER the following documents:

(a)	The Assignment and Assumption Agreement, as executed by BUYER.

(b)	A certificate stating that BUYER’s representations and warranties set forth in Paragraph 8(a) below are materially true and correct as of the Closing Date.

(c)
Resolutions and consents from BUYER as may be reasonably required by SELLER in order to evidence BUYER’s authority to execute and deliver this Agreement and the other closing documents contemplated hereunder and to purchase, acquire and assume the Acquired Assets and the Assumed Liabilities as set forth herein.

(d)
A closing statement containing the Purchase Price, increased by the Cash on Hand, and crediting BUYER with the Option Payment and the APA Payment, subject to pro-rations as provided in Paragraph 4 above.

7.    As Is, Where Is, With All Faults: BUYER acknowledges and agrees that at and upon Closing and unless otherwise specifically set forth in this Agreement, SELLER shall sell and convey the Acquired Assets “AS IS, WHERE IS, WITH ALL FAULTS” to BUYER, and BUYER shall purchase, acquire and accept the Acquired Assets “AS IS, WHERE IS, WITH ALL FAULTS” from DEFENDANT. BUYER has not relied and will not rely on, and SELLER is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the business, the assets, the Acquired Assets, the Assumed Liabilities or relating thereto made or furnished by SELLER or any agent representing or purporting to represent SELLER, to whomever made or given, directly or indirectly, orally or in writing, unless otherwise specifically set forth in this Agreement. BUYER also acknowledges that the Purchase Price reflects and takes into account that the Property and the other Acquired Assets are being sold “AS-IS, WHERE IS, WITH ALL FAULTS”, unless otherwise specifically set forth in this Agreement. Without limiting the generality of the provisions of this Paragraph 7, BUYER acknowledges and agrees that the Sale

FTL_ACTIVE 4301945.8    E-6

Exhibit 2.3

Transaction is subject to the additional limitations, waivers and provisions set forth in Annex E attached hereto and made a part hereof.

8.    Representations; Conditions to the Closing; Termination:

(a)
As a material inducement for SELLER to enter into this Agreement, BUYER hereby represents and warrants to SELLER that, as of the date hereof and as the Closing Date, neither BUYER nor any investor, member, partner, shareholders, officer, director or employee thereof has any, direct or indirect ownership or other interest in the website known as “clubsacasino.com” or any business associated with such website (the “Club Casino Representation”). This representation shall survive the Closing. In addition, BUYER represents and warrants to SELLER, as of the date hereof and the Closing Date, the matters set forth in Exhibit A attached hereto, which representations and warranties shall survive the Closing for a period of one (1) year thereafter, and which are incorporated in full herein by this reference (collectively, the “Additional Buyer Representations”).

(b)
SELLER hereby represents and warrants to BUYER that, as of the date hereof and the Closing Date: (i) The Aragon Group, a Florida general partnership, owns record title to the Real Property subject to SELLER’s obligation to satisfy/remove of record or cause to be insured over the matters set forth in the last sentence of Paragraph 9 and (ii) the status of the Pari-Mutuel Permits are “current” (as set forth in the website of the Florida Department of Business and Professional Regulation with respect to the Pari-Mutuel Permits) and to the Knowledge of SELLER they are not encumbered by any liens (it being agreed that the aforesaid representations shall be deemed to be null and void if BUYER has directly or indirectly caused the same to be untrue or incorrect in any way). These representations and warranties shall survive the Closing. In addition, SELLER represents and warrants to BUYER, as of the date hereof and the Closing Date, the matters set forth in Exhibit B attached hereto, which representations and warranties shall survive the Closing for a period of one (1) year thereafter, and which are incorporated in full herein by this reference.

(c)
Except for (i) the Closing payments and the deliveries described in Paragraph 6 of this Agreement, (ii) the Club Casino Representation being true and correct on the date hereof and the Closing Date, (iii) the Additional Buyer Representations being materially true and correct on the date hereof and the Closing Date and (iv) SELLER’S representations and warranties set forth in subparagraph (b) above being materially true and correct on the date hereof and the Closing Date (so long as BUYER has not directly or indirectly caused the same to be untrue or incorrect) (the foregoing are collectively referred to as the “Closing Conditions”), there shall be no conditions to the Closing of the Sale Transaction, it being agreed that the parties’ remedies for the failure of the conditions described herein are set forth below.

(d)
In the event that: (i) BUYER fails to close the Sale Transaction under this Agreement on the Closing Date for any cause or reason whatsoever, other than by reason of the failure of SELLER to tender the Closing documents described in Paragraph 6 of this

FTL_ACTIVE 4301945.8    E-7

Exhibit 2.3

Agreement, the SELLER´s material breach of any provision of this Agreement (including, without limitation, any material breaches referenced in clause (e) below), or the failure of SELLER’s representations and warranties set forth in subparagraph (b) above to be materially true and correct (assuming that the same are still effective (i.e., BUYER has not directly or indirectly caused the same to be untrue or incorrect)), (ii) the Club Casino Representation is not true and correct on the date hereof and the Closing Date, (iii) the Additional Buyer Representations are not materially true and correct on the date hereof and the Closing Date or (iv) BUYER has otherwise materially breached the other provisions of this Agreement, then the Sale Transaction and the provisions of this Agreement relating to the Sale Transaction shall immediately terminate and be of no further force or effect, whereupon Escrow Agent shall pay the Option Payment to SELLER and neither BUYER nor SELLER shall have any further claim, rights, liability, obligation or causes of action under this Agreement, all of which shall be deemed to be irrevocably waived and released thereby, except for any provisions of this Agreement will survive such termination; provided however that notwithstanding anything contained in this Agreement, the Settlement Agreement or any other agreement or document to the contrary, no such failure or termination shall result in any termination or release of the Settlement Agreement, the Stipulation, Plaintiff’s Release or Defendants’ Release (as such terms are defined in the Settlement Agreement), nor the rights and/or interests of SELLER to receive and retain the Option Payment (which shall not be subject to deduction, offset, repayment, return, defeasance or forfeiture of any kind under any circumstances whatsoever), as such Option Payment was paid in consideration of and, except as provided in clause (e) below, deemed fully earned upon the execution of the Settlement Agreement, provided that the retention of the Option Payment shall be SELLER´s sole and exclusive remedy for such failure of BUYER, SELLER hereby waiving any right to seek specific performance of this Agreement as against BUYER.

(e)
In the event that SELLER (i) fails to tender the Closing documents described in Paragraph 6 of this Agreement at or prior to the Closing (subject to receipt of the closing funds and documents from BUYER), other than the failure of the Club Casino Representation to be true and correct or the Additional Buyer Representations to be materially true and correct, or (ii) SELLER materially breaches any provision of this Agreement, including any material breach of any representation and warranty hereunder (assuming that the same are still effective (i.e., BUYER has not directly or indirectly caused the same to be untrue or incorrect)), then, as BUYER’s sole and exclusive remedy, all of the other rights and remedies of BUYER due to SELLER’s default being waived hereby, BUYER may, in its sole discretion, elect to either (1) seek specific performance of this Agreement; it being agreed that BUYER shall only have the right to seek specific performance of this Agreement as provided herein so long as BUYER commences such action for specific performance within sixty (60) days after the date BUYER acquires knowledge of SELLER’s default under this Agreement as provided in clause (i) or (ii) above and BUYER can demonstrate that it had the funds unconditionally available to pay the Purchase Price, subject only to the occurrence of the Closing hereunder, or (2) obtain a refund of the Option Payment from Escrow Agent, plus receive from SELLER, BUYER’s out-of-pocket, third party fees and costs incurred in connection with this

FTL_ACTIVE 4301945.8    E-8

Exhibit 2.3

Agreement, which third party fees and costs shall not exceed $200,000.00 in the aggregate. Notwithstanding anything contained in this Agreement, the Settlement Agreement or any other agreement or document to the contrary, no such failure or termination shall result in any termination or release of the Settlement Agreement, the Stipulation, Plaintiff’s Release or Defendants’ Release, nor the rights and/or interests of SELLER to receive and retain the Option Payment (except as otherwise provided herein with respect to the disposition of the Option Payment) (which shall not be subject to deduction, offset, repayment, return, defeasance or forfeiture of any kind under any circumstances whatsoever), as such Option Payment was paid in consideration of and deemed fully earned upon the execution of the Settlement Agreement.

(f)
BUYER shall hire or retain, as applicable, the Jai Alai Players as of the Closing Date, and shall comply with the terms and conditions of the following Assumed Contracts: (i) those certain player contracts listed on Schedule 2.01(j), and (ii) that certain Agreement, dated as of February 17, 2011, by and among SELLER, International Union Automobile, Aerospace and Agricultural Implement Workers of America, U.A.W. and its Local 8868 International Jai Alai Players Association, AFL-CIO (the “Union Agreement”). Except for the Jai Alai Players and subject to the provisions of sub-clause b. below, after the Closing, BUYER may, but is under no obligation to, extend offers of employment to one or more of the SELLER's employees employed in the conduct of the Business.  The SELLER waives, and the SELLER shall cause its Affiliates to waive, any claims against BUYER and any employees of the SELLER or its Affiliates who are employed in the conduct of the Business who are extended an offer of post-Closing employment by BUYER, to the extent such claims arise from employment by BUYER following the Closing, including any such claims arising under any employment agreement, confidentiality agreement or non-competition agreement between such Person and the SELLER or its Affiliates; provided however, that notwithstanding the foregoing, BUYER shall not directly or indirectly solicit or attempt to solicit the services of David Winslow, general manager of the Facility, until and unless SELLER shall have notified BUYER that Mr. Winslow will not be retained or employed, as applicable, by SELLER or an Affiliate of SELLER following the Closing. At least thirty (30) days prior to the Closing Date, SELLER will notify BUYER as to whether or not Mr. Winslow will be retained or hired, as applicable, by SELLER or an Affiliate of SELLER following the Closing.

i.
SELLER shall not, and shall cause its Affiliates to not, directly or indirectly in any way discourage or influence or attempt to discourage or influence any of the employees employed in the conduct of the Business with respect to such employee's acceptance of any offer of employment that may be made by BUYER, and shall not directly or indirectly solicit or attempt to solicit the services of any of such employee to whom an offer of employment has been so extended during the six-month period following the Closing Date without the consent in writing of BUYER, which consent may be unreasonably withheld. The limitation set forth in this paragraph shall not apply to any solicitation by SELLER of David Winslow, general manager of the Facility.

FTL_ACTIVE 4301945.8    E-9

Exhibit 2.3

ii.
BUYER agrees to continue the employment of a certain amount of employees of SELLER at the Closing so that a notification pursuant to the Worker Adjustment and Retraining Notification Act (the “WARN Act”) shall not be required to be issued by SELLER. The SELLER shall provide to the BUYER, (i) within twenty (20) days but no later than ten (10) days prior to the Closing; and (ii) on the Closing Date, a list of all full-time employees (as such term is defined under the WARN Act) of the SELLER whose employment have been terminated during the ninety (90) day period prior to each such date.

(g)
From and after the date hereof through the Closing Date, SELLER shall give to BUYER and its lenders and their respective representatives, at BUYER’s sole cost and expense, reasonable access (including for physical inspection and review), during normal business hours and upon reasonable advance notice and in a manner so as not to interfere with the normal operations of SELLER or the Business, to the Acquired Assets. Notwithstanding anything in this Agreement to the contrary, BUYER, without SELLER’s prior written consent, will not be entitled to perform or cause to be performed any invasive or destructive actions, punctures or drilling of any kind on the Acquired Assets, including any environmental audits, other than an update of the environmental audit previously performed for BUYER, if any (which in any event shall not involve any testing), unless the invasive environmental testing, including any “Phase II” environmental audit, is recommended in writing by BUYER’s environmental engineering company pursuant to its environmental audit previously obtained thereby which must set forth in reasonable detail the basis thereof and the protocol for testing. At the request and sole cost and expense of BUYER, SELLER shall cooperate with BUYER in arranging any such meetings as BUYER should reasonably request with:

(A) personnel employed in the Business, including senior officers; and

(B) the auditors or any other Persons (other than SELLER’s or SELLER’s Affiliates’ counsels attorneys) engaged or previously engaged to provide services to such SELLER and who have knowledge of matters relating to the Business or any of the Acquired Assets.

BUYER shall indemnify and hold SELLER harmless from and against any and all loss, costs and expense, including any and all fees, costs of investigation or defense and actual reasonable attorneys' fees and expenses (including, without limitation, all such fees, costs and expenses incident to litigation, arbitration, and appellate and post-judgment proceedings), for the costs of such inspections, access and review and for damage to persons or property caused by BUYER's inspections, access and review. The indemnities contained in this subparagraph shall survive the Closing or the termination of this Agreement.

BUYER and BUYER’s consultants shall perform their inspections and services in compliance with all applicable laws, and BUYER and/or such consultants, as applicable, shall provide at their cost an insurance certificate naming SELLER as an additional insured. The insurance certificate shall evidence policy coverage of not less than

FTL_ACTIVE 4301945.8    E-10

Exhibit 2.3

$2,000,000 combined single limits for each of the following: (1) professional liability or errors and omissions insurance, (2) pollution liability insurance, (3) broad form comprehensive general liability insurance, (4) worker’s compensation insurance, and (5) comprehensive automobile liability insurance. BUYER and/or BUYER’s representatives shall have no right to conduct any inspections of or tests on the Acquired Assets until BUYER delivers to SELLER certificates of insurance evidencing the required coverage.

(h)
In the event that, prior to the Closing, a Party has actual knowledge of a breach or default under this Agreement by the other Party hereto and nevertheless closes this transaction, then such Party shall thereafter be deemed to have waived any rights or remedies that it may have with respect to such breach or default after the Closing, whether or not such breach or default was intended to survive.

(i)
Neither Party hereunder shall be deemed to be in default under this Agreement unless the other Party has not cured the same within ten (10) days after such potential defaulting party has received written notice form the other Party reasonably describing such potential default. The aforesaid cure period shall not be deemed to extend the Closing under this Agreement and such 10-day period shall be reduced accordingly to the extent that the Closing Date would occur earlier.

(j)
In no event shall BUYER be entitled to or otherwise have the right to seek a refund of the APA Payment from SELLER if the Closing does not occur for any reason or cause whatsoever, including, without limitation, SELLER’s default hereunder.

9.    Title Insurance: At the Closing, BUYER shall obtain title insurance from Fidelity National Title Insurance Company (the ¨Title Company¨), insuring title to the Real Property, pursuant to the title commitment issued thereby which is attached hereto as Exhibit B (the “Title Commitment”). In no event shall BUYER have the right to seek a return of the Option Payment based upon any title or survey matters, including but not limited to (whether or not set forth in the Title Commitment or any other title commitment or title policy), that certain law suit styled Citizens for Responsible Development, Inc., a Florida not-for-profit corporation, & Herbert Simpson, Plaintiffs, v. The City of Dania Beach, Florida, a political subdivision of the State of Florida, Defendant, Case No.: CACE11-22597 (04) (In the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida), which BUYER and SELLER recognize does not impact title (it being understood that SELLER shall, if required by the Title Company, execute in favor of the Title Company an indemnity agreement which will permit the Title Company not to list such lawsuit either as an exception to the Title Commitment nor as a requirement for the issuance of the title policy). At or before the Closing, SELLER shall be obligated to satisfy/remove of record or caused to be insured over (a) any mortgages, executed by SELLER that are recorded against the Real Property, (b) all liquidated liens and judgments (including construction liens) (so long as the same have NOT been directly or indirectly caused by the BUYER), and (c) the Notices of Commencement identified in Schedule B-1 of the Title Commitment.

10.    Acknowledgement of Counsel. BUYER hereby acknowledges and agrees that: (a) John Lockwood, Esq. (“Lockwood”) has represented SELLER in this transaction and under the

FTL_ACTIVE 4301945.8    E-11

Exhibit 2.3

APA with respect to the potential transfer of the Pari-Mutuel Permits and Lockwood has and does not represent BUYER either as an attorney (i.e., in a legal capacity) or in any other manner; and (b) SELLER shall request Lockwood to use reasonable efforts to facilitate, assist, give advice to BUYER or otherwise participate in seeking the approval(s) of the applicable governmental authorities, which shall be deemed to all be on behalf of SELLER, to allow the transfer of the Pari-Mutuel Permits to BUYER (collectively, “Seller Assistance”). BUYER understands and agrees that Lockwood shall not be deemed to represent BUYER, either as an attorney (i.e., in a legal capacity) or in any other manner, in providing the Seller Assistance even though Lockwood may be interacting and communicating directly with BUYER (and reviewing, giving advice on and submitting applications and documents prepared by or on behalf of BUYER). SELLER shall have no liability under this Agreement, at law or in equity, (i) as a result of providing the Seller Assistance and BUYER shall rely thereon at BUYER’s sole risk, or (ii) in the event that such approvals to allow the transfer of the Pari-Mutuel Permits to BUYER are not given or, if given, are not given on a timely basis, even if the cause of such failure is in any way due to the Seller Assistance. SELLER (and not BUYER) shall pay Lockwood for providing the Seller Assistance.

11.    Indemnification.

(a)
Indemnification of Buyer. From and after the Closing and subject to the provisions of this Paragraph 11, SELLER agrees to indemnify and hold harmless Buyer Indemnified Parties from and against any and all Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnified Parties (which term, as used in this Agreement, shall be deemed to include BUYER and its beneficial owners, members, managers, partners, officers, directors, representatives, affiliates, and agents) based on or arising out of:

i.	any material inaccuracy in or breach of any representation or warranties of SELLER contained in this Agreement;

ii.	any material breach or non-fulfillment of any covenant agreement or obligation to be performed by SELLER pursuant to this Agreement; or

iii.	any Excluded Asset or any Excluded Liability.

(b)
Indemnification of SELLER. From and after the Closing and subject to the provisions of this Paragraph 11, BUYER agrees to indemnify and hold harmless SELLER Indemnified Parties from and against any and all Losses actually incurred or sustained by, or imposed upon, the SELLER Indemnified Parties based on or arising out of:

i.	any material inaccuracy in or breach of any representation or warranties of BUYER contained in this Agreement;

ii.	any material breach or non-fulfillment of any covenant agreement or obligation to be performed by BUYER pursuant to this Agreement, as applicable;

iii.	any Acquired Assets or any Assumed Liability; or

iv.
any brokerage or finder’s fees or commissions or similar fees or payments based upon any agreement, arrangement or understanding made, or alleged to have been made, by any Person with BUYER or any of its Affiliates (or any Person acting on their behalf) in connection with any of the transactions contemplated herein,

FTL_ACTIVE 4301945.8    E-12

Exhibit 2.3

including any claims for such fees, commissions or payments by any Person under the BUYER’s Consulting Agreements).

(c)
Defense of Third-Party Claims. Promptly after the assertion by any third party of any action, proceeding, demand, or claim (collectively, a “Third-Party Action”) against any Person entitled to indemnification under subparagraph (a) or subparagraph (b) above (the “Indemnified Parties”) that results or may result in the incurrence by such Indemnified Party of any Loss for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall notify the party or parties from whom such indemnification could be sought (the “Indemnifying Party”) of such Third Party Action. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Paragraph 11 unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such Third-Party Action on such terms as it deems appropriate; provided, however, that:

i.
The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third-Party Action (provided, however, that the Indemnifying Party shall pay the attorney fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such Third-Party Action, (ii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iii) the Indemnified Party's counsel shall have advised the Buyer Indemnified Party in writing, with a copy delivered to the SELLER, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel;

ii.
The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third-Party Action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party;

iii.
The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third-Party Action;

iv.
The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third-Party Action (i) as to which the Indemnifying Party fails to notify the Indemnified Party within ten (10) Business Days after it receives notice of the Third Party Action from the Indemnified Party as set forth above of Indemnifying Party intent to assume the defense thereof or (ii) to the extent the Third-Party Action seeks an order, injunction, or other equitable

FTL_ACTIVE 4301945.8    E-13

Exhibit 2.3

relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party; and

v.
The parties hereto shall extend reasonable cooperation in connection with the defense of any Third-Party Action pursuant to this Paragraph 11 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested; provided however, that if SELLER and/or any of its Affiliates, on the one hand, and BUYER, and/or any of its Affiliates, on the other hand, are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with paragraph shall be subject to applicable rules relating to discovery.

(d)
Direct Claims. In any case in which any Indemnified Party seeks indemnification hereunder which is not subject to subparagraph (c) above because no Third-Party Action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Losses which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in subparagraph (e)(i) below, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

(e)
Limitations. Each Party’s rights under this Paragraph 11 shall be only be for claims made after the Closing that are not prohibited by the other terms of this Agreement (including, without limitation, claims under Paragraph 11(a)(i) above which must be made within one (1) year after the Closing, provided that if a claim accrues in the twelfth (12th) month after the Closing with respect to the breach of a surviving representation and warranty, then such Party shall have an additional month to make a claim) and shall be otherwise limited as follows:

i.
Limitation as to Time; Indemnification as Exclusive Remedy. The Indemnifying Party shall not be liable for any Loss pursuant to this Paragraph 11unless a written claim for indemnification in accordance with subparagraphs (c) and (d) above, as applicable, is given by the Indemnified Party to the SELLER with respect thereto on or before the first anniversary of the Closing Date (or, with respect to any claim for fraudulent misstatements in this Agreement or the Transaction Documents, on or before the earlier of (i) the second anniversary of the Closing Date; or (ii) the date that the statute of limitations with respect to representations and warranties expire under the laws of the State of Florida). Indemnification under this Paragraph 11 shall be the exclusive remedy for Losses under this Agreement and the Transaction Documents after the Closing with respect to the matters described in subparagraphs (a) and (b) above.

FTL_ACTIVE 4301945.8    E-14

Exhibit 2.3

ii.Limitation as to Amount. Notwithstanding anything set forth in this Agreement or any of the Transaction Documents to the contrary, excluding Excluded Liabilities and Losses resulting from fraudulent misstatements in this Agreement or any of the Transaction Documents, the SELLER and SELLER’s Affiliates, together, shall have no Liability (for indemnification, Losses or otherwise) under this Agreement or any of the Transaction Documents or any of the transactions contemplated hereby or thereby or otherwise under applicable law, in excess of ONE MILLION AND NO/100 UNITED STATES DOLLARS (US$1,000,000.00) in the aggregate, less any amount of indemnification or other payment that has been made to BUYER in respect of any Losses incurred by any Buyer Indemnified Party hereunder (the “Liability Cap”). The Buyer Indemnified Parties shall not be entitled to recover any indemnification or other payments under this Paragraph 11, any other provision of this Agreement or any Transaction Document, or under applicable law in excess of the Liability Cap in the aggregate. Nothing in this Paragraph 11 shall limit BUYER’s right to receive a return of the Option Payment as expressly provided in this Agreement.

(f)
No Waiver Relating to Claims for Fraudulent Misstatements in Agreement and Transaction Documents. The liability of any party under Paragraph 11 shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on such party's fraudulent misstatements in this Agreement or any of the Transaction Documents. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in subparagraph (e) above (relating to limitations on the amount of indemnification available to Buyer), shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent misstatements in this Agreement or any of the Transaction Documents, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraudulent misstatements in this Agreement or any of the Transaction Documents, (ii) the time period during which a claim for fraudulent misstatements in this Agreement or any of the Transaction Documents may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraudulent misstatements in this Agreement or any of the Transaction Documents; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Paragraph 11 shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages. Notwithstanding anything to the contrary contained herein or in any of the Transaction Documents, Buyer acknowledges and agrees that Seller and Seller’s Affiliates, together, shall have no Liability (for indemnification, Losses or otherwise) for any one or more such parties’ fraudulent misstatements in this Agreement or any of the Transaction Documents or any of the transactions contemplated hereby or thereby or otherwise under applicable law, in excess of TWO MILLION AND NO/100 UNITED STATES DOLLARS (US$2,000,000.00) in the aggregate, less any amount of indemnification or other payment that has been made in respect of any Losses incurred by any Buyer Indemnified Party hereunder (the “Fraud Liability Cap”). The Buyer Indemnified Parties shall not be

FTL_ACTIVE 4301945.8    E-15

Exhibit 2.3

entitled to recover any indemnification or other payments under this Paragraph 11, any other provision of this Agreement or any Transaction Document, or under applicable law with respect to any and all fraudulent misstatements in this Agreement or any of the Transaction Documents in excess of the Fraud Liability Cap in the aggregate. Furthermore, notwithstanding anything contained in this Agreement or any of the Transaction Documents to the contrary, the parties specifically agree that the provisions of this Agreement and the Transaction Documents are the product of arms-length negotiations and have been mutually agreed to between the parties, and the absence or exclusion of any representation or warranty in this Agreement or any of the Transaction Documents is intentional and shall not be deemed to constitute a fraudulent omission or misstatement for purposes of this subparagraph (f) or otherwise.

12.    Merger; Time of the Essence: All negotiations relating to this Agreement are merged herein. There are no promises, agreements, conditions, undertakings, warranties, or representations, oral or written, express or implied, among the Parties as to such matters other than as set forth herein. No waiver, change or modification of this Agreement shall be valid unless the same is in writing and is signed by the Party to be bound thereby. Time is of the essence as to the obligations of the Parties under this Agreement and each of the terms and provisions hereof.

13.    Notices:    (a)    Any notice or other communication given under this Agreement shall be in writing and shall be:  (i) delivered personally; (ii)  sent by documented overnight delivery service; (iii) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the Business Day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid (certified or registered mail, return receipt requested); or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested).  Such notice shall be deemed to have been duly given: (w) on the date of the delivery, if delivered personally; (x) on the Business Day after dispatch by documented overnight delivery service, if sent in such manner; (y) on the date of facsimile transmission, if so transmitted; or (z) on the fifth (5th) Business Day after sent by first class mail, postage prepaid, if sent in such manner.  Notices or other communications shall be directed to the following addresses:

Notices to SELLER:

Brian Larson
Executive Vice President and General Counsel
BOYD GAMING CORPORATION
6465 S. Rainbow Blvd.
Las Vegas, Nevada  89118
Phone:  (702) 696-1174
Facsimile:  (702) 974-0791
brianlarson@boydgaming.com
with copies to:
H. William Perry, Esq. and
Brian M. Seymour, Esq.
Gunster
PHILLIPS POINT

FTL_ACTIVE 4301945.8    E-16

Exhibit 2.3

777 South Flagler Drive, Suite 500 East
West Palm Beach, FL 33401
Phone:  (561) 655-1980
Facsimile:  (561) 655-5677
hperry@gunster.comb
seymour@gunster.com
Notices to BUYER:

Harris Friedman, Manager
DANIA ENTERTAINMENT CENTER, LLC
425 North Federal Highway
Hallandale, Florida 33009
Facsimile: 954-921-5080
harris.friedman@lchusa.com

with copies to:
Rafael A. Aguilar
Akerman Senterfitt
One SE Third Avenue, Suite 2500
Miami, Florida 33131
Facsimile: 305-374-5095
Rafael.Aguilar@akerman.com

(b)    Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Paragraph 13. The attorneys for BUYER and SELLER may send and receive notices on behalf of their respective clients.

14.    Severability: If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

15.    Parties in Interest; Assignment: This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent may be withheld in the applicable Party’s sole and absolute discretion; provided that, without SELLER’S consent, BUYER may assign all, but not part, of its interest in and to this Agreement to an entity which is controlled by Dania Entertainment Holdings, LLC and by the principals of Hipodromo Argentino de Palermo S.A. and Casino Club S.A. (the “Permitted

FTL_ACTIVE 4301945.8    E-17

Exhibit 2.3

Assignee”) on or May 1, 2013, provided and on the condition that, on or before such date, BUYER provides SELLER with a fully executed and effective assignment from BUYER, and assumption by the Permitted Assignee, of all of BUYER’s interest in this Agreement, which assignment and assumption agreement shall be in form and substance reasonably acceptable to SELLER. BUYER acknowledges and agrees that in the event that BUYER does not receive the appropriate approvals to transfer the Pari-Mutuel Permits on or before May 24, 2013 due to, among other things, BUYER’s failure to timely assign its rights under this Agreement, then such failure is at BUYER’s sole risk and, in such event, SELLER shall be entitled to retain the Option Payment except as provided in Paragraph 8(e) above.

16.    Headings: The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

17.    Counterparts: This Agreement may be executed in any number of counterparts, and by the different Parties hereto on the same or separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange or delivery of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. The signature of a Party transmitted by facsimile or email shall be deemed to be its original signature for all purposes.

18.    Applicable Law: This Agreement shall be governed by and construed according to the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

19.    Jurisdiction and Venue: Jurisdiction and venue for any action related to this Agreement, the Sale Transaction or any of the Closing documents delivered hereby shall be in the Circuit Court for the 17th Judicial Circuit in and for Broward County, Florida and the Parties hereby irrevocably submit to the exclusive jurisdiction thereof; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Paragraph 19 and shall not be deemed to be a general submission to the jurisdiction of said court or in the State of Florida other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such court. Each Party further irrevocably waives and agrees not to plead or claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

20.    Attorney’s Fees and Costs:    Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties hereto in connection with the consummation of the Sale Transaction shall be borne solely and entirely by the Party which has incurred such expenses. Each party shall bear his or its own respective costs and attorneys’ fees and costs with respect to the Lawsuit. If further litigation, action or other proceeding is initiated to enforce this Agreement or in the event of a dispute between the Parties in connection with this Agreement and the Sale Transaction contemplated hereby, the prevailing Party shall be entitled to payment or reimbursement by the other Party of reasonable attorneys’ fees and costs incurred thereby.

FTL_ACTIVE 4301945.8    E-18

Exhibit 2.3

21.    Construction: The Parties acknowledge that this is a negotiated agreement and that in no event shall the terms of this Agreement be construed against any party on the basis that such party, or its counsel, drafted this Agreement.

22.    Advice of Counsel: The Parties acknowledge that they have had the opportunity to consult with an attorney regarding any questions or concerns that they may have with regard to this Agreement. The Parties represent that they have either done so, or knowingly declined to do so.

23.    Confidentiality. The Parties hereby agree that any and all information on the Acquired Assets furnished by or on behalf of one Party to the other Party, and the terms and provisions of this Agreement, shall be regarded as confidential, and neither SELLER nor BUYER shall disclose or publish the contents thereof to any party except: (a) to each Party’s employees, agents, representatives and designees, including, without limitation, financial, accounting and legal contractors/advisors and any lenders or investors (potential or otherwise) who have been advised of the terms of this Agreement and agree to be bound by the terms hereof; or (b) as may be required by law.

24.    Waiver of Trial By Jury: EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN THE EVENT OF ANY DISPUTE OR COURT ACTION OR PROCEEDING, INCLUDING A COUNTERCLAIM, ARISING FROM, GROWING OUT OF, OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OTHER DOCUMENTS OR INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR THEREWITH. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A SIGNIFICANT CONSIDERATION TO, AND A MATERIAL INDUCEMENT FOR, THE PARTIES TO ENTER INTO THIS AGREEMENT.

[SIGNATURES ON NEXT PAGE]

FTL_ACTIVE 4301945.8    E-19

Exhibit 2.3

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

DANIA ENTERTAINMENT CENTER, LLC, a Delaware Limited Liability Company

/s/ Harris Friedman
By: Harris Friedman
Manager

THE ARAGON GROUP, Florida General Partnership

By its General Partners:

FGB Development, Inc.

/s/ Brian A. Larson
By: Brian A. Larson
Executive Vice President

Boyd Florida, LLC

/s/ Brian A. Larson
By: Brian A. Larson
Executive Vice President

SUMMERSPORT ENTERPRISES, LLC, a Florida Limited Liability Company

/s/ Brian A. Larson
By: Brian A. Larson
Executive Vice President

FTL_ACTIVE 4301945.8    E-20